EXHIBIT 99.2

News Release

Rowan Companies, Inc.
2800 Post Oak Boulevard, Suite 5450
Houston, Texas 77056 (713) 621-7800

FOR IMMEDIATE RELEASE                                                                              August 31, 2006

ROWAN OBTAINS FOUR-YEAR DRILLING CONTRACTS
FOR TWO OFFSHORE RIGS IN SAUDI ARABIA

HOUSTON, TEXAS -- Rowan Companies, Inc. (RDC-NYSE) announced today that it has been awarded term drilling contracts by the Saudi Arabian Oil Company (“Saudi ARAMCO”) for two Tarzan Class jack-up drilling rigs to begin operating offshore Saudi Arabia in 2007.

Each contract is for a four-year term. The relocation of the two rigs from the Gulf of Mexico will begin in January 2007 and the rigs should be operational in Saudi Arabia by the end of the first quarter. Rowan estimates that revenues from the contracts will be in excess of $550 million.

Danny McNease, Chairman and Chief Executive Officer, commented, “We are pleased to expand our relationship with Saudi ARAMCO and again want to thank Rawabi Trading & Contracting Co. Ltd. for their assistance. These contracts reaffirm our strategic plan to build high-specification jack-up rigs capable of ultra-deep drilling, and to geographically diversify our fleet. We now have 13 of our 20 jack-up rigs or 65% of our offshore fleet committed well into 2007, including nine rigs that extend to 2009 or beyond. In addition, after moving these rigs to Saudi Arabia we will have 60% of our offshore fleet outside the US Gulf of Mexico.”

Rowan Companies, Inc. is a major provider of international and domestic contract drilling services. The Company also owns and operates a manufacturing division that produces equipment for the drilling, mining and timber industries. The Company’s stock is traded on the New York Stock Exchange and NYSE Arca. Common Stock trading symbol: RDC. Contact: William C. Provine, Vice-President - Investor Relations, 713-960-7575. Website: www.rowancompanies.com

This report contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements as to the expectations, beliefs and future expected financial performance of the Company that are based on current expectations and are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected by the Company. Among the factors that could cause actual results to differ materially include oil and natural gas prices, the level of offshore expenditures by energy companies, energy demand, the general economy, including inflation, weather conditions in the Company’s principal operating areas and environmental and other laws and regulations. Other relevant factors have been disclosed in the Company’s filings with the U. S. Securities and Exchange Commission.